GROUP ANNUITY CONTRACT
HARTFORD LIFE INSURANCE COMPANY
P.O. BOX 2999
HARTFORD, CONNECTICUT 06104-2999
(A STOCK INSURANCE COMPANY)


AGREES WITH THE CONTRACT OWNER TO
PROVIDE BENEFITS AS PROVIDED HEREIN.


SIGNED FOR THE COMPANY


/S/ B. GARDNER

B. GARDNER, SECRETARY



/S/ LON A. SMITH

LON A. SMITH, PRESIDENT








NONPARTICIPATING


GROUP ANNUITY CONTRACT

FORM HL-12506
Printed in U.S.A.

                                TABLE OF CONTENTS

                                                                            PAGE

Contract Specifications                                                       3

Definitions                                                                   4

Purchase Payment                                                              5

Control Provisions                                                            5

General Provisions                                                            6

Crediting of Interest and Guarantee Periods                                   6

Annual Maintenance Fee                                                        7

Premium Taxes                                                                 7

Termination Provisions                                                        7

Purchase of Annuity Benefits                                                  9


                                      - 2 -
FORM HL-12506
Printed in U.S.A.

DEFINITIONS

The definitions in this section apply to the following words and phrases whenever and wherever they appear in this contract.

ACCOUNT -- An account established for each Purchase Payment for purposes of crediting interest, annual maintenance fees, Guarantee Periods and Surrenders.

ACCOUNT VALUE -- The sum of the Purchase Payment and all interest earned to that date; less the sum of the Gross Surrender Value of any surrenders made to that date; and less the sum of the annual maintenance fees deducted to that date.

ACCOUNT YEARS -- Account Years are measured from the applicable Payment Date.

ANNUITANT -- Any Participant for whom the Contract Owner has purchased an annuity under this contract.

ANNUITY COMMENCEMENT DATE -- The date payment of an annuity is to begin under this contract. The determination of such date shall be made by the Contract Owner in accordance with the terms of the plan, but will always be the tenth day of a calendar month.

BENEFICIARY -- The person named within the Plan documents/enrollment forms by each Participant entitled to receive benefits as per the terms of the contract in case of the death of the Participant.

COMPANY -- The Hartford Life Insurance Company.

CONTRACT OWNER -- The person or entity specified on page 3.

CURRENT RATE -- The applicable interest rate contained in a schedule of rates established by the Company from time to time for various durations.

DUE PROOF OF DEATH -- A certified copy of the death certificate, an order of a court of competent jurisdiction, a statement from a physician who attended the deceased, or any other proof acceptable to the Company.

GROSS SURRENDER VALUE -- The portion of the Account Value specified by the Contract Owner for a full or partial surrender.

GUARANTEE PERIOD -- The period for which either an Initial or Subsequent Guarantee Rate will be credited with respect to each Account.

INITIAL GUARANTEE PERIOD -- The Guarantee Period chosen by the Contract Owner on the Payment Date.

INITIAL GUARANTEE RATE -- The rate of interest credited to a Purchase Payment as described in the Crediting of Interest and Guarantee Periods section. This rate of interest is specified in each Payment Confirmation.

IN WRITING -- A written form satisfactory to the Company and received at their Home Office in Hartford, Connecticut. All correspondence should be sent to P.O. Box 2999, Hartford, Connecticut 06104-2999.

NET SURRENDER VALUE -- The amount payable to the Contract Owner on full surrender or partial surrender from an Account after the application of any contract charges and/or Market Value Adjustment. It is described in the Termination Provisions.

PARTICIPANT -- The person(s) covered by the Plan.

PAYMENT CONFIRMATION -- The confirmation issued by the Company to the Contract Owner which evidences that a Purchase Payment has been made under this contract and which indicates the applicable Payment Date, Initial Guarantee Rate and Guarantee Period.

PAYMENT DATE -- The effective date of each Account under this contract and is the date shown on each Payment Confirmation.

PLAN -- The pension or profit sharing plan maintained by the contract owner which is qualified under Section 401 (a) of the Internal Revenue Code, Keogh Plans and eligible state deferred compensation plans under Section 457 of the Code.

SUBSEQUENT GUARANTEE RATE -- The rate of interest established by the Company for the applicable subsequent Guarantee Period, but in no event less than 3%.

SURRENDER DATE -- The date the Company receives the Contract Owner's written request for a surrender or the date requested for surrender by the Contract Owner, if later.

PURCHASE PAYMENT

No Purchase Payment will be accepted by the Company unless it equals or exceeds the Minimum Purchase Payment Amount specified on page 3 and is accompanied by a properly completed purchase order request. The amount of the Purchase Payment will be reflected in the Payment Confirmation issued upon receipt of the payment. The Company reserves the right to limit the amount of the Purchase Payment which will be accepted. The Company also reserves the right to cease accepting Purchase Payments altogether after 30 days notice to the Contract Owner.

ALLOCATION OF PURCHASE PAYMENTS

Each Purchase Payment (less applicable premium taxes, if any) will be allocated to an Account. The Account Value will be determined in accordance with the terms of this contract.

CONTROL PROVISIONS

CONTRACT OWNER

The designation of Contract Owner will remain in effect until changed by the Contract Owner. Changes in the designation of the Contract Owner may be made by written notice to the Company.

The Contract Owner has the sole power to exercise all the rights, options and privileges granted by this contract or permitted by the Company and to agree with the Company to any change in or amendments to the contract. The rights of the Contract Owner shall be subject to the rights of any assignee of record with the Company.

BENEFICIARY

The beneficiary is designated by the Plan to receive the death benefit in the event of the Participant's death. If a Participant has not designated a Beneficiary or if the Beneficiary is no longer living, the Contract Owner is the designated Beneficiary. The Contract Owner is solely responsible for maintaining records identifying Beneficiaries designated by each Participant.

GENERAL PROVISIONS

ENTIRE CONTRACT

This contract constitutes the entire contract.

MODIFICATION OF THE CONTRACT

This contract may be modified at any time by written agreement between the Contract Owner and the Company. The modification must be signed by the President, a Vice President, Secretary or an Assistant Secretary of the Company. No modification will affect the amount or term of any annuities begun prior to the effective date of the modification unless it is required to conform the contract to, or give the Contract Owner the benefit of, any Federal or State statutes. No modification of this contract will affect the method by which any then existing Account Value will be determined.

NON-PARTICIPATING

This contract is non-participating.  It does not earn dividends.

TRANSFERS BETWEEN GUARANTEE PERIODS

Once each Account Year, the Contract Owner may elect, in writing, to transfer out of the current Guarantee Period and into a Guarantee Period of different duration. At that time, a new Guarantee Period will be established for the duration chosen by the Contract Owner, and the Account Value at the beginning of the new Guarantee Period will equal the Account Value for the current Guarantee Period multiplied by the Market Value Adjustment for the current Guarantee Period. The Company reserves the right to charge for any such transfer by reducing the Account Value at the beginning of the new Guarantee Period by an amount not to exceed $50.00.

Surrender charges will continue to be based on the appropriate Account Year as determined from the original, applicable purchase payment date.

MISSTATEMENT OF AGE

If the age of an Annuitant has been misstated, the amount of the annuity payable by the Company shall be that provided by that portion of the amounts allocated to effect such annuity on the basis of the corrected information without changing the date of the first payment of such annuity. Any underpayments by the Company shall be made up immediately and any overpayments shall be charged against future amounts becoming payable.

If the age of the Participant has been misstated, the amount of any death benefit shall be determined based upon the correct age of the Participant.

CREDITING OF INTEREST AND GUARANTEE PERIODS

Each Purchase Payment (less the Gross Surrender Value of all surrenders made and less applicable Premium Taxes, if any) will earn interest at the Initial Guarantee Rate, compounded annually, each Account Year during the initial Guarantee Period.

Within 30 days prior to the end of any Guarantee Period, the Company will notify the Contract Owner of the expiry of the current Guarantee Period, and that a subsequent Guarantee Period of the same duration will commence, unless the Contract Owner has:

    a) requested, In Writing, a full surrender within 30 days prior to the end of the current Guarantee Period; or

    b) elected, In Writing, a Guarantee Period of a different duration from among those offered by the Company at any time within 45 days prior to the end of the current Guarantee Rate is determined.

The Account Value at the beginning of any subsequent Guarantee Period will be equal to the Account Value at the end of the Guarantee Period just ending.
The Account Value will earn interest at the subsequent Guarantee Rate, compounded annually, in the subsequent Guarantee Period. This rate will be at least equal to the Initial Guarantee Rates being credited to Purchase Payments for new contracts at the time the subsequent Guarantee Rate is determined.

ANNUAL MAINTENANCE FEE

With respect to each Account, at the end of each Account Year and in the event of a full surrender of an Account prior to the end of an Account Year, a fee will be deducted from each Account. The annual maintenance fee for each Account Year is shown on page 3.

PREMIUM TAXES

A deduction is also made for premium taxes, if applicable. The tax will be deducted, as provided under applicable law, from the Purchase Payment when received, or from the Gross Surrender Value upon surrender, or from the amount applied to effect an annuity at the time the annuity is purchased.

TERMINATION PROVISIONS

GENERAL SURRENDERS

Full surrenders may be made from an Account at any time. Partial surrenders may only be made if:

       a)  the Gross Surrender Value is at least $1,000; and

       b) the remaining Account Value after the Gross Surrender Value has been deducted is at least $5,000.

In the case of all surrenders the Account Value will be reduced by the Gross Surrender Value on the Surrender Date and the Net Surrender Value will be payable to the Contract Owner. Except as provided for in the Special Surrenders Section, the Net Surrender Value is calculated by the Company on a daily basis as follows:

                    (A - B) x C, where:

   A = the Gross Surrender Value reduced by any applicable annual maintenance fee;

   B = the surrender charge shown on page 3, plus any unpaid premium taxes;

   C = the Market Value Adjustment described below.

MARKET VALUE ADJUSTMENT

The formula which will be used to determine the Market Value Adjustment is calculated by the Company on a daily basis as follows:

                --         --
                :    1 + I   :    N/12
                :  --------  :
                :    1 + J   :
                --          --


I =  Guaranteed Rate in effect for the current Guarantee Period
     (expressed as a decimal, e.g. - 1% = .01).

J = The Current Rate (expressed as a decimal, e.g. - 1% = .01) in effect for durations equal to the number of years remaining in the current Guarantee Period (years are rounded to the next highest number of years). If not available, the Company will utilize a rate equal to the most recent Moody's Corporate Bond Yield Average -- Monthly Average Corporates (for the applicable duration) as published by Moody's Investors Service, Inc.

N = The number of complete months from the Surrender Date to the end of the current Guarantee Period.


SPECIAL SURRENDERS

A full or partial surrender made at the end of a Guarantee Period may be subject to a surrender charge as set forth on page 3. A Market Value Adjustment will not be applied. A request for a surrender at the end of a Guarantee Period must be received In Writing at least 30 days prior to the end of such Guarantee Period.

In addition, if the Contract Owner notifies the Company In Writing, the Company will send the Contract Owner any interest credited during the twelve month period prior to the written request. No Surrender Charge or Market Value Adjustment will be imposed on such interest payments.

PAYMENT UPON SURRENDER -- DEFERRAL OF PAYMENT

The Company may defer payment of any partial or total surrender for the period permitted by law. In no event will this deferral of payment exceed 6 months from date of receipt of the election to partially or totally surrender. If the Company defers payment for more than 30 days, interest of at least 4 1/2% per annum on the amount deferred will be paid. The Company will not, however, defer payment for more than 30 days for any surrender effective at the end of any Guarantee Period or for any surrender applied to purchase an annuity.

DEATH BENEFIT

In order to maintain the death benefit as described, the Company requires that detailed accounting of cumulative purchase payments, cumulative gross surrenders and current Account Value attached to each Plan Participant be submitted to the Company on an annual basis by the Contract Owner. Failure to submit accurate data satisfactory to the Company will give the Company the right to terminate this extension of benefits.

If the Participant dies before the Annuity Commencement Date established by the Plan, a death benefit will be payable to the designated beneficiary or Contract Owner as determined by the Plan. The death benefit equals the proportional Account Value allocated to the Participant as of the date the Company receives written notification of Due Proof of Death. Notification should be accompanied by a detailed accounting of cumulation purchase payments, cumulation gross surrenders and current Account Values updated for the Participant from the date of the last annual report to the date of death.

The death benefit will be due and payable within a reasonable period of time (not to exceed 6 months) after the date the Company receives Due Proof of Death. The death benefit may be taken in one sum or under any of the settlement options then being offered by the Company. If accounting requirements are not provided to the satisfaction of the Company, the Contract Owner may elect partial surrender of the Account Value, with charges as applicable, to provide settlement.

PURCHASE OF ANNUITY BENEFITS

ANNUITY BENEFIT

In order to maintain the Annuitization benefit as described, the Company requires that detailed accounting of cumulative purchase payments, cumulative gross surrenders and current Account Value attached to each Participant be submitted on an annual basis by the Contract Owner. Failure to submit accurate data satisfactory to the Company will give the Company the right to terminate this extension of benefits.

On the Annuity Commencement Date established by the Plan for each Participant, the Company will, as directed by the Contract Owner, apply the proportional Account Value allocated to the Participant multiplied by the Market Value Adjustment, if any, less applicable premium taxes, if any, to purchase the monthly income payments according to the Annuity Option elected. Any annuity benefits payable hereunder are nonassignable.

An annuity election should be accompanied by a detailed accounting of cumulative purchase payments, cumulative gross surrenders and current Account Value updated for the Participant from the date of the last semi-annual report to the date of request for annuity.

If accounting requirements are not provided to the satisfaction of the Company, the Contract Owner may elect partial surrender of Account Values, with charges as applicable, to purchase an annuity.

ELECTION

Election of any of these options or any of the settlement options then being offered by the Company must be made In Writing to the office of the Company in Hartford, Connecticut at least 30 days prior to the date such election is to become effective. The amount and form of such annuity shall be determined by the Contract Owner in accordance with the terms of the Plan. The following information must be provided with any such request:


    a) the Participants name, address, date of birth, social security number; and

    b) the amount which is to be distributed to the Participant in the form of an annuity; and

    c) the form of annuity which is to be purchased for the Participant as determined in accordance with the provisions of the Annuity Options and the date annuity payments are to commence; and

    d) if the form of annuity applicable to the Participant provides a death benefit in the event of his death, the name, relationship and address of the Beneficiary most recently designated by the Participant in accordance with the provisions of the Plan; and

    e) if the form of annuity applicable to the Participant is the Fourth Option, Joint and Last Survivor Life Annuity, the name, address and date of birth of the designated secondary payee together with the percentage (from those percentages then being made available by the Company) of the annuity payments which are to be continued and paid to the surviving payee; and

    f)  any other data that may reasonably be required by the Company.


DATE OF PAYMENT

The first payment under any option shall be made on the tenth day of the month following the Annuity Commencement Date. Subsequent payments shall be made on the tenth day of each month in accordance with the manner of payment selected.

DEATH OF ANNUITANT

In the event of the death of the Annuitant while receiving annuity payments, the present values at the current dollar amount on the date of death of any remaining guaranteed payments, or any then remaining balance of proceeds under the Fifth Option, will be paid in one sum to the Beneficiary unless other provisions have been requested and approved by the Company. Calculations of such present value of the guaranteed payments remaining will be based on the interest rate that is used by the Company to determine the amount of each certain payment.

TERMINATION AFTER THE ANNUITY COMMENCEMENT DATE

An annuity effected under this Contract may not be surrendered after the commencement of annuity payments.

ANNUITY OPTIONS

FIRST OPTION -- Life Annuity -- An annuity payable monthly during the lifetime of Annuitant, ceasing with the last payment due prior to the death of the Annuitant.

SECOND OPTION -- Life Annuity with 120, 180, or 240 Monthly Payments Certain -- An annuity providing monthly income to the Annuitant for a fixed period of 120 months, 180 months or 240 months (as selected), and for as long thereafter as the Annuitant shall live.

THIRD OPTION -- Cash Refund Life Annuity -- An annuity payable monthly during the lifetime of the Annuitant, ceasing with the last payment due prior to the death of the Annuitant provided that, at the death of the Annuitant, the Beneficiary will receive an additional payment equal to the excess, if any, of (a) over (b) where (a) is the Account Value applied on the Annuity Commencement Date under this option and (b) is the dollar amount of annuity payments already paid.

FOURTH OPTION -- Joint and Last Survivor Life Annuity -- An annuity payable monthly during the joint lifetime of the Annuitant and a secondary payee, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

*FIFTH OPTION -- Payments for a Designated Period -- An amount payable monthly for the number of years selected which may be from 5 to 30 years.

* If this contract is issued to qualify under Section 401, 403, or 408 of the Internal Revenue Code of 1954 as amended, these options shall be available only if the guaranteed payment period is less than the life expectancy of the Annuitant at the time the option becomes effective. Such life expectancy will be computed under the mortality table then in use by the Company.

ANNUITY TABLES

The attached tables show the dollar amount of the monthly payments for each $1,000 applied under the five options. Under the First, Second, or Third Options, the amount of each payment will depend upon the age of the Annuitant at the time the first payment is due. Under the Fourth Option, the amount of each payment will depend upon the age of both payees at the time first payment is due.

DESCRIPTION OF TABLES

The tables for the First, Second, Third and Fourth Options are based on the 1983a Individual Annuity Mortality Table with ages set back one year and a net investment rate of 4% per annum. The table for the Fifth Option is based on a net investment rate of 4% per annum.

MINIMUM PAYMENT

The option elected must result in a payment of an amount at least equal to the minimum payment amount according to Company rules then in effect. If at any time payments are less than the minimum payment amount, the Company has the right to change the frequency to an interval resulting in a payment at least equal to the minimum. If any amount due is less than the minimum per year, the Company may make other arrangements that are equitable to the Annuitant.

                         AMOUNT OF FIRST MONTHLY PAYMENT
                             FOR EACH $1,000 APPLIED



FIRST, SECOND AND THIRD OPTIONS--SINGLE LIFE ANNUITIES WITH:

- ------------------------------------------------------------------------------------------
       Payee's                                                                     Cash
         Age                       Monthly Payments Guaranteed                    Refund
- ------------------------------------------------------------------------------------------
                       None            120            180            240
                       ----           -----          -----          -----
         35            $3.94          $3.94          $3.93          $3.92          $3.91
         40             4.11           4.10           4.09           4.07           4.07
         45             4.33           4.31           4.29           4.25           4.25
         50             4.61           4.58           4.54           4.48           4.50
         51             4.68           4.64           4.59           4.53           4.54
         52             4.75           4.70           4.65           4.58           4.60
         53             4.82           4.77           4.71           4.63           4.66
         54             4.89           4.84           4.78           4.69           4.73
         55             4.98           4.92           4.85           4.74           4.79
         56             5.06           5.00           4.92           4.80           4.86
         57             5.15           5.08           4.99           4.86           4.94
         58             5.25           5.17           5.07           4.92           5.02
         59             5.35           5.26           5.14           4.98           5.09
         60             5.46           5.36           5.23           5.05           5.20
         61             5.58           5.46           5.31           5.11           5.27
         62             5.70           5.57           5.40           5.18           5.38
         63             5.84           5.68           5.49           5.24           5.48
         64             5.98           5.80           5.59           5.30           5.60
         65             6.13           5.93           5.69           5.37           5.73
         66             6.30           6.06           5.78           5.43           5.86
         67             6.48           6.20           5.88           5.49           5.97
         68             6.66           6.35           5.99           5.55           6.13
         69             6.87           6.50           6.09           5.60           6.29
         70             7.08           6.66           6.19           5.65           6.47
         75             8.44           7.52           6.67           5.85           7.49
         80            10.41           8.43           7.03           5.96           8.96


FOURTH OPTION--JOINT AND LAST SURVIVOR ANNUITY


    First Payee's                                       Age of Second Payee

         Age       35        40        45        50        55        60        65        70        75        80
               -----------------------------------------------------------------------------------------------------
         35       $3.62     $3.66     $3.70     $3.73     $3.76     $3.78     $3.80     $3.82     $3.83     $3.84
         40        3.66      3.73      3.78      3.83      3.87      3.91      3.94      3.96      3.98      3.99
         45        3.70      3.78      3.86      3.93      4.00      4.06      4.10      4.14      4.16      4.19
         50        3.73      3.83      3.93      4.04      4.13      4.22      4.29      4.35      4.39      4.43
         55        3.76      3.87      4.00      4.13      4.27      4.39      4.51      4.60      4.67      4.73
         60        3.78      3.91      4.06      4.22      4.39      4.57      4.74      4.90      5.02      5.12
         65        3.80      3.94      4.10      4.29      4.51      4.74      4.99      5.23      5.44      5.60
         70        3.82      3.96      4.14      4.35      4.60      4.90      5.23      5.57      5.90      6.20
         75        3.83      3.98      4.16      4.39      4.67      5.02      5.44      5.90      6.40      6.87
         80        3.84      3.99      4.19      4.43      4.73      5.12      5.60      6.20      6.87      7.58

The monthly payment for any combination of ages not shown will be quoted upon request.


FIFTH OPTION--PAYMENTS FOR A DESIGNATED PERIOD

- --------------------------------------------------------------------------------------------------------------------------------
            Amount               Amount               Amount                 Amount                 Amount               Amount
   No.        of        No.        of        No.        of         No.         of         No.         of         No.       of
   of       Monthly     of       Monthly     of       Monthly      of        Monthly      of        Monthly      of      Monthly
  Years    Payments    Years    Payments    Years    Payments     Years     Payments     Years     Payments     Years   Payments
- ---------------------------------------------------------------------------------------------------------------------------------
    5       $18.32      10       $10.06      15       $7.34        20        $6.00        25         $5.22       30      $4.72
    6        15.56      11         9.31      16        7.00        21         5.81        26          5.10
    7        13.59      12         8.69      17        6.71        22         5.64        27          5.00
    8        12.12      13         8.17      18        6.44        23         5.49        28          4.90
    9        10.97      14         7.72      19        6.21        24         5.35        29          4.80
- ---------------------------------------------------------------------------------------------------------------------------------

                              [LOGO]  THE HARTFORD

                                DISABILITY RIDER

This rider is issued as a part of the Contract to which it is attached. The Date of Issue and Contract Date applicable to this rider are the same as that of the Contract. Except where this rider provides otherwise, it is subject to all conditions and limitations of such Contract.

WAIVER OF CONTINGENT DEFERRED SALES CHARGE

THE BENEFIT

In order to maintain the Waiver of Contingent Deferred Sales Charge Benefit as described, the Company requires that detailed accounting of cumulative purchase payments, cumulative gross surrenders and current Account Value attached to each Participant be submitted on an annual basis by the Contract Owner. Failure to submit accurate data satisfactory to the Company will give the Company the right to terminate this Waiver of Deferred Sales Charge Benefit.

We will waive the contingent deferred sales charge which would occur as a result of partial or full surrender of the Contract Values if, prior to age 65, the Participant becomes totally disabled and is totally disabled at the time of surrender request.

To qualify for this benefit, the Contract Owner must provide written proof, satisfactory to the Company, that the Participant is totally disabled.

DEFINITION OF TOTAL DISABILITY

Total Disability means a disability which:

   (a)  results from bodily injury or disease;
   (b)  begins while this contract and this rider are in force;
   (c)  has existed continuously for at least 12 months; and
   (d)  prevents the Participant from engaging in an occupation.

During the first 12 months of disability, occupation means the Participant's regular occupation. Thereafter, occupation means that for which the Participant is reasonably fitted by:

   (a)  education;
   (b)  training; or
   (c)  experience.

If accounting requirements are not provided to the satisfaction of the Company, the Contract Owner may elect partial surrender of Account Values, with charges as applicable, to provide settlement.

Signed for THE HARTFORD LIFE INSURANCE COMPANY




/s/ Bruce D. Gardner                            /s/ Lowndes A. Smith

Bruce D. Gardner, SECRETARY                     Lowndes A. Smith, PRESIDENT